PURCHASE AND SALE AGREEMENT




                                     BETWEEN



                                ORTHOLOGIC CORP.



                                       AND



                              TORONTO MEDICAL CORP.




                          DATED AS OF DECEMBER 30, 1996


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TABLE OF CONTENTS

                                                                            Page

RECITALS....................................................................  1

ARTICLE I  DEFINITIONS......................................................  1
         1.1      "Accepting Employees".....................................  1
         1.2      "Accounts"................................................  1
         1.5      "Agent Litigation"........................................  1
         1.6      "Agreement"...............................................  2
         1.7      "Assumed Liabilities".....................................  2
         1.8      "August 1996 Financial Statements"........................  2
         1.9      "Bill of Sale"............................................  2
         1.10     "Business"................................................  2
         1.12     "Buyer"...................................................  2
         1.14     "Buyer's Closing Certificate".............................  3
         1.15     "Canadian Dollars"........................................  3
         1.16     "Chapter 11 Filings"......................................  3
         1.17     "Closing".................................................  3
         1.18     "Closing Date.............................................  3
         1.20     "Colorado Court"..........................................  3
         1.21     "Contracts"...............................................  3
         1.22     "Damages".................................................  3
         1.23     "December 1996 Statements"................................  3
         1.24     "Deposit".................................................  3
         1.25     "Employee Benefit Plans"..................................  3
         1.26     "Employee Agreements".....................................  4
         1.27     "Environmental Claim".....................................  4
         1.28     "Environmental Laws"......................................  4
         1.29     "Environmental Release"...................................  4
         1.30     "Excluded Technology".....................................  4
         1.31     "Financial Information"...................................  4
         1.32     "Fixed Assets"............................................  5
         1.33     "Hazardous Materials".....................................  5
         1.34     "Income Tax Payable"......................................  5
         1.35     "Income Tax Recoverable"..................................  5
         1.36     "Intangible Assets".......................................  5
         1.37     "Inter-Company Indebtedness"..............................  5
         1.38     "Inventory"...............................................  5
         1.39     "Knowledge"...............................................  5
         1.40     "Law".....................................................  5
         1.41     "Lease"...................................................  6
                                                       i
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         1.42     "Leased Assets"...........................................  6
         1.43     "Lien"....................................................  6
         1.44     "Net Book Value"..........................................  6
         1.45     "Noncompete Agreements"...................................  6
         1.46     "Opinion of Buyer's Counsel"..............................  6
         1.47     "Opinion of Seller's Counsel".............................  6
         1.48     "Original NBV"............................................  6
         1.49     "Permits".................................................  6
         1.50     "Permitted Liens..........................................  6
         1.51     "Plan of Reorganization"..................................  6
         1.52     "Premises"................................................  6
         1.53     "Prepaid Expenses"........................................  7
         1.54     "Product Liability Matters"...............................  7
         1.55     "Product Warranty Claims".................................  7
         1.56     "Projected NBV"...........................................  7
         1.57     "Purchase Price"..........................................  7
         1.58     "Purchased Assets"........................................  7
         1.59     "Records".................................................  7
         1.60     "Rental Fleet"............................................  7
         1.61     "Retained Assets".........................................  7
         1.62     "Retained Contracts"......................................  7
         1.63     "Retained Employees ......................................  8
         1.64     "Retained Liabilities"....................................  8
         1.65     "Saringer Agreement"......................................  8
         1.66     "Saringer Research".......................................  8
         1.67     "Section 363 Sale"........................................  8
         1.68     "Seller"..................................................  8
         1.69     "Seller Closing Certificate"..............................  8
         1.70     "Signing NBV".............................................  8
         1.71     "TK Settlement"...........................................  8
         1.72     "TMI".....................................................  8
         1.73     "United States Dollars"...................................  8
         1.74     "US Purchased Assets".....................................  8
         1.75     "US Assumed Liabilities"..................................  9
         1.76     "US Retained Assets"......................................  9
         1.77     "USORTHO".................................................  9

ARTICLE II  PURCHASE AND SALE OF PURCHASED ASSETS;
OTHER AGREEMENTS............................................................  9
         2.1      Purchase and Sale.........................................  9
         2.2      Payment of Purchase Price.................................  9
         2.4      Allocation of Purchase Price.............................. 13
         2.5      Referrals and Deliveries.................................. 13
         2.6      Risk of Loss.............................................. 13
                                       ii
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         2.7      Noncompetition; Confidentiality........................... 13
         2.8      Employee Matters.......................................... 14
         2.9      Access to Records......................................... 15
         2.10     Noncompete Agreements..................................... 16
         2.11     Investment Canada......................................... 16
         2.12     GST....................................................... 16

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER....................... 16
         3.1      Organization; Business.................................... 16
         3.2      Authorization; Enforceability............................. 16
         3.3      No Violation or Conflict.................................. 17
         3.4      Purchased Assets.......................................... 17
         3.5      Financial Information..................................... 18
         3.6      Absence of Certain Changes; Conduct of Business........... 18
         3.7      Contracts................................................. 19
         3.8      Performance of Contracts; Business Relationships.......... 19
         3.9      Accounts.................................................. 20
         3.10     Intangible Assets......................................... 20
         3.11     Violations of Law......................................... 21
         3.12     Books of Account.......................................... 21
         3.13     Disclosure................................................ 21
         3.14     Brokers................................................... 21
         3.15     Taxes..................................................... 22
         3.16     Permits................................................... 22
         3.17     Environmental Matters..................................... 22
         3.18     Employment Matters........................................ 23
         3.19     Litigation................................................ 24
         3.20     Insurance................................................. 24
         3.21     Product Matters........................................... 24
         3.22     Nondisclosure Agreements.................................. 25
         3.23     Products.................................................. 25
         3.24     Pricing................................................... 25
         3.25     Distributors.............................................. 25
         3.26     Transactions with Related Parties......................... 26
         3.27     Customers and Suppliers................................... 26

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER......................... 26
         4.1      Organization.............................................. 26
         4.2      Authorization; Enforceability............................. 26
         4.3      No Violation or Conflict.................................. 27
         4.4      Brokers................................................... 27

ARTICLE V  CERTAIN MATTERS PENDING THE CLOSING.............................. 27
         5.1      Full Access............................................... 27
                                       iii
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         5.2      Conduct of Business....................................... 27
         5.3      Prohibited Action......................................... 28
         5.4      Preservation of Relationships............................. 29
         5.5      No Default................................................ 29
         5.6      Publicity................................................. 29
         5.7      Compliance with Laws...................................... 29
         5.8      Exclusive Dealing......................................... 29
         5.9      Cooperation............................................... 29

ARTICLE VI  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER................ 30
         6.1      Compliance with Agreement................................. 30
         6.2      Proceedings and Instruments Satisfactory.................. 30
         6.3      Litigation................................................ 30
         6.4      TK Settlement............................................. 30
         6.5      Plan of Reorganization.................................... 30
         6.6      Representations and Warranties............................ 31
         6.7      Deliveries at Closing..................................... 31
         6.8      Other Deliveries.......................................... 32
         6.9      Approvals and Consents.................................... 32
         6.10     Payments.................................................. 33

ARTICLE VII  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.............. 33
         7.1      Compliance with Agreement................................. 33
         7.2      Proceedings and Instruments Satisfactory.................. 33
         7.3      Litigation................................................ 33
         7.4      Representations and Warranties............................ 33
         7.5      Payment of Purchase Price................................. 33
         7.6      Deliveries at Closing..................................... 33
         7.7      Other Documents........................................... 34
         7.8      Approvals and Consents.................................... 34

ARTICLE VIII  INDEMNITY; TERMINATION; MISCELLANEOUS......................... 34
         8.1      Seller's Indemnity........................................ 34
         8.2      Buyer's Indemnity......................................... 37
         8.3      Termination............................................... 38
         8.4      Rights on Termination; Waiver............................. 38
         8.5      Further Assurances........................................ 38
         8.6      Survival of Representations and Warranties................ 38
         8.7      Entire Agreement; Amendment............................... 39
         8.8      Expenses.................................................. 39
         8.9      Governing Law............................................. 39
         8.10     Assignment................................................ 39
         8.11     Notices................................................... 39
         8.12     Counterparts; Headings.................................... 40
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         8.13     Income Tax Position....................................... 40
         8.14     Taxes and Fees............................................ 40
         8.15     Successors and Assigns.................................... 40
         8.16     Interpretation............................................ 40
         8.17     Severability.............................................. 40
         8.18     No Reliance............................................... 41
         8.19     Legal Proceedings......................................... 41
         8.20     Currency.................................................. 41

SIGNATURES.................................................................. 42

                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT is made as of this 30th day of December, 1996, by and among ORTHOLOGIC CORP., a Delaware corporation ("Buyer") and TORONTO MEDICAL CORP., an Ontario corporation ("Seller").


                                    RECITALS

         WHEREAS, Seller, is and has been engaged for many years in the ownership and operation of the Business as defined in Section 1.10; and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, as an operating business, certain of the assets, rights and properties relating to the Business, on the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions, and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                                    ARTICLE I

                                   DEFINITIONS

         When used in this Agreement, the following terms shall have the meanings specified:

         1.1 "Accepting Employees" shall have the meaning set forth in Section 2.8(a) hereto.

         1.2 "Accounts" shall mean the accounts receivable, rights to payment for goods and services sold, notes and associated rights related to the Business.

         1.3  "Accrued  Employee  Benefits"  shall have the meaning set forth in
Section 2.8(a) hereof.

         1.4 "Adjustment Statement" shall have the meaning set forth in Section 2.3(e).

         1.5 "Agent Litigation" shall mean any threatened, anticipated or pending litigation or arbitration proceeding with current or former employees, agents or distributors of Seller, TMI or USORTHO listed on Schedule 1 hereto.
                                        1
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         1.6 "Agreement"  shall mean this Purchase and Sale Agreement,  together with the Schedules and Exhibits hereto, as the same shall be amended from time to time in accordance with the terms hereof.

         1.7 "Assumed Liabilities" shall mean:

                  (a) those liabilities of Seller, TMI and/or USORTHO reflected in the August 1996 Financial Statements, which liabilities are listed and described in Schedule 1 hereto, as adjusted in accordance with the December 1996 Statements; and

                  (b) those liabilities which are incurred or which arise subsequent to the date of the December 1996 Statements which relate only to the business operations of the Seller, TMI and/or USORTHO and which, in any event, will not exceed an amount equal to the operating losses of Seller, if any, calculated on a consolidated basis, for the period from January 1, 1997 to the Closing Date reflected in the Closing Statements; and

                  (c)  includes,   without  limitation,   the  Accrued  Employee
Benefits, the Agent Litigation and those liabilities arising after the Closing Date under any of the Contracts and Product Warranty Matters; and

                  (d) shall not include the Retained Liabilities.

         1.8 "August 1996 Financial Statements" shall mean the unaudited interim consolidated financial statements of Seller for the period ending August 31, 1996 attached as Exhibit 1 hereto.

         1.9 "Bill of Sale" shall mean the Bill of Sale and Assumption of Liabilities, substantially in the form of Exhibit 2 hereto.

         1.10 "Business" shall mean the business currently conducted by Seller, TMI and USORTHO, which consists of the manufacturing, marketing, renting and selling of continuous passive motion devices and other derivative orthopedic devices, if any, and all activities relating or incidental thereto.

         1.11  "Business  Plan"  shall  mean  Seller's  consolidated   financial
projections  for the period from January 1, 1997 to April 30, 1997,  attached as
Exhibit 10 hereto.

         1.12 "Buyer" shall mean OrthoLogic Corp., a Delaware corporation, provided, however, that OrthoLogic Corp. shall have the right to assign its rights and obligations under this Agreement to a wholly owned subsidiary of OrthoLogic Corp. If OrthoLogic Corp. so elects, then "Buyer" shall refer instead to such subsidiary.

         1.13 "Buyer's Business" shall mean the business currently conducted by Buyer and/or any of Buyer's wholly-owned subsidiaries which consists of the sale of continuous passive motion devices, bracing and bone-growth stimulation devices and derivative orthopedic products.

         1.14 "Buyer's Closing Certificate" shall mean a certificate of Buyer, substantially in the form of Exhibit 3 hereto.

         1.15 "Canadian Dollars" shall mean the lawful currency of Canada, and shall also be denoted by a "C" after a dollar amount.

         1.16 "Chapter 11 Filings" shall mean the voluntary filings made by USORTHO and TMI with the Colorado Court on June 6, 1996 under Chapter 11 of the United States Bankruptcy Code, and all proceedings subsequently taken, and business subsequently conducted, pursuant thereto.

         1.17 "Closing" shall mean the conference to be held at 8:00 a.m. on the Closing Date at the offices of Quarles & Brady, One East Camelback Road, Suite 400, Phoenix, Arizona, or such other time and place as the parties may mutually agree at which the transactions contemplated by this Agreement shall be consummated.

         1.18 "Closing Date" shall mean the effective date of the Plan of Reorganization as approved by the Colorado Court, which Plan of Reorganization must be approved on or before March 15, 1997, provided, however, that Seller, for reasons related to the Plan of Reorganization, can extend the Closing Date to a date not later than April 30, 1997.

         1.19 "Closing Statements" shall have the meaning set forth in Section 2.3(f) hereto.

         1.20 "Colorado Court" shall mean the United States Bankruptcy Court for the District of Colorado.

         1.21 "Contracts" shall mean all of the agreements whether written, oral or implied, under which Seller conducts the Business which are listed and described on Schedule 1 hereto, except for the Retained Contracts and any contracts rejected in connection with the Plan of Reorganization.

         1.22 "Damages" shall have the meaning set forth in Section 8.1(a) hereof.

         1.23  "December  1996  Statements"  shall have the meaning set forth in
Section 2.3(a) hereto.

         1.24 "Deposit" shall mean the deposit in the amount of $25,000 US previously paid by Buyer to Seller.

         1.25 "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock purchase plan, stock option plan, stock appreciation plan, benefit plan, benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan or any other plan or program to provide income or benefits to active or former employees of Seller, TMI or USORTHO.

         1.26 "Employee Agreements" shall mean all noncompetition or similar agreements executed by any present or former employee of the Business, which have not otherwise expired according to their terms, which shall be listed and described on Schedule 1 hereto, which schedule shall be provided by Seller to Buyer not later than fifteen (15) days after the date of signing of this Agreement.

         1.27 "Environmental Claim" shall mean any and all administrative, regulatory, judicial, or third party actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity alleging damage or other adverse effect on the environment, or potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (i) the presence, or release into the environment, of any Hazardous Materials; or (ii) environmental aspects of the transportation, storage, treatment or disposal of Hazardous
Materials in connection with the operation of the Business; or (iii) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (iv) any and all claims by any person or entity seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or release of any Hazardous Materials.

         1.28 "Environmental Laws" shall mean all federal, provincial, local, and other applicable jurisdiction Laws relating to the environment, occupational health and safety or the use, disposal, existence, or release of any Hazardous Materials, including but not limited to any and all Laws concerning, affecting, controlling, or in any way relating to, whether in whole or in part, noise levels, ground vibrations, air pollutants, water pollutants, process waste water, or Hazardous Materials.

         1.29 "Environmental  Release" shall mean any release,  spill, emission,
leaking,  injection,  deposit,  disposal,  discharge,   dispersal,  leaching  or
migration into the atmosphere, soil, surface water, groundwater or property.

         1.30  "Excluded  Technology"  shall  mean:  (a)  cryotherapy  machines, products and devices, whether for orthopedic rehabilitation purposes or otherwise; (b) hot-cold fluid flow machines, products and devices, whether for orthopedic rehabilitation purposes or otherwise; and (c) all derivative products of the machines, products and devices set forth in subsections (a) and (b) of this Section 1.

         1.31 "Financial Information" shall mean: (a) the audited consolidated financial statements of the Business for the fiscal year ended May 31, 1996; (b) the August 1996 Financial Statements, (c) the books and records of account of Seller relating to the Business; and (d) all other financial information relating to the financial condition of the Business delivered or to be delivered by Seller to Buyer.

         1.32 "Fixed Assets" shall mean the machinery, equipment, supplies, furniture, fixtures, molds, tooling, any products currently under development, and, except for improvements, fixtures and appurtenances forming part of the Premises and the Inventory, all other tangible property owned and used by or useful in the operation of the Business, including but not limited to those assets which are listed and set forth on Schedule 1 hereto.

         1.33 "Hazardous Materials" shall mean: (a) any waste, hazardous waste, pollutant, contaminant, or hazardous or toxic substance as specified, listed, identified, or defined in any Environmental Law.

         1.34 "Income Tax Payable" shall mean any income tax payable by Seller, TMI and/or USORTHO.

         1.35 "Income Tax Recoverable" shall mean any income tax recoverable of the Seller, TMI and/or USORTHO, which, as at August 31, 1996, had a value of $515,539 C as shown on the August 1996 Financial Statements.

         1.36 "Intangible Assets" shall mean, except for the tradename "Toronto Medical Corp.", all of the intangible assets owned or used in the Business, including but not limited to any products currently under development, trade secrets, know-how, operating methods and procedures, proprietary information, processes, technical knowledge, formulae, advertising formats, logos, trademarks, trade designations, service marks, tradenames, patents, copyrights, applications for any of the foregoing, goodwill, advertising and promotional rights, franchise rights, customer lists, telephone number(s), and related rights.

         1.37   "Inter-Company   Indebtedness"   shall  mean  any   indebtedness
outstanding directly or indirectly between and among Seller, TMI and/or USORTHO.

         1.38 "Inventory" shall mean all inventories of raw materials and supplies, work in process, and finished goods owned or used in the Business, including but not limited to the finished continuous passive motion device inventory set forth on Schedule 1 hereto (which Schedule includes the Rental Fleet) as at November 30, 1996, which Schedule shall be updated as at the Closing Date.

         1.39 "Knowledge" shall mean, with respect to a corporate party, the knowledge of any officer of such party, and, with respect to an individual party, the knowledge of such party after due inquiry.

         1.40 "Law" shall mean any federal, state, provincial, foreign, local or other law, ordinance, rule, regulation, or governmental requirement or restriction of any kind, including any rules, regulations, and orders promulgated thereunder, and any final orders, decrees, consents, or judgments of any regulatory agency or court.

         1.41 "Lease" shall mean the lease of the Premises for two years at a fair market rental, with two five year options by Buyer to renew, substantially in the form of Exhibit 4 hereto.

         1.42 "Leased Assets" shall mean all items of personal property which are leased and used in the Business including but not limited to those assets which are set forth on Schedule 1 hereto.

         1.43 "Lien" shall mean with respect to any asset: any mortgage, pledge, lien, charge, claim, restriction, reservation, condition, easement, covenant, lease, encroachment, title defect, imposition, security interest, inchoate lien, or other encumbrance of any kind and the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement related to such asset.

         1.44 "Net Book Value" shall have the meaning set forth in Section 2.3(b) hereof.

         1.45 "Noncompete Agreements" shall mean the five-year noncompetition and nonsolicitation agreements between Buyer and John Saringer and Jean-Pierre Scheidegger, substantially in the form of Exhibit 5 hereto, and the two-year noncompetition and nonsolicitation agreement between Buyer and Kevin Lunau, substantially in the form of Exhibit 6 hereto.

         1.46 "Opinion of Buyer's Counsel" shall mean the opinion of Quarles & Brady, substantially in the form of Exhibit 7 hereto.

         1.47 "Opinion of Seller's Counsel" shall mean the opinion of Koskie Minsky, substantially in the form of Exhibit 8 hereto.

         1.48 "Original NBV" shall have the meaning set forth in Section 2.3(b) hereto.

         1.49 "Permits" shall mean those permits, licenses, approvals, registrations, filings, notices, and governmental authorizations required or valuable for the conduct of the Business as presently conducted. Said Permits are listed and briefly described, and may be transferred by Seller to Buyer in accordance with the terms of this Agreement except as conspicuously noted, on
Schedule 1 hereto.

         1.50  "Permitted  Liens"  shall  mean those  Liens  which are listed on
Schedule 1 attached hereto.

         1.51  "Plan  of  Reorganization"   shall  mean  that  certain  Plan  of
Reorganization for USORTHO and TMI filed with the Colorado Court on October 18, 1996, as amended as contemplated in Section 6.5 hereof.

         1.52 "Premises" shall mean the land and building located at 901 Dillingham Road, in the Town of Pickering, Province of Ontario, which is shown on the August 1996 Financial

Statements with a value of $1,377,909 C, together with all improvements, fixtures and appurtenances located therein, situated thereon or forming a part thereof.

         1.53 "Prepaid Expenses" shall mean those prepaid expenses (including security deposits) relating to the Business. The Prepaid Expenses existing as at August 31, 1996 are set forth on Schedule 1 hereto.

         1.54 "Product Liability Matters" shall mean any and all product recalls, and liabilities or obligations or damages of any kind for death, disease, or injury to persons, business, or property relating to products sold or rented by Seller, TMI or USORTHO in connection with the Business prior to the Closing.

         1.55 "Product Warranty Claims" shall mean all product warranty claims (other than Product Liability Matters) for any products manufactured, distributed, marketed, sold, or shipped by Seller, TMI or USORTHO in connection with the Business.

         1.56 "Projected NBV" shall have the meaning set forth in Section 2.3(c) hereto.

         1.57 "Purchase Price" shall mean Four Million U.S. Dollars  ($4,000,000
US) as adjusted pursuant to Section 2.3 hereof.

         1.58 "Purchased Assets" shall mean all assets of Seller used or useful in the conduct of the Business except the Retained Assets, including but not limited to all of Seller's right, title and interest in and to the Accounts, Contracts, Employee Agreements, Fixed Assets, Intangible Assets, Inventory, Leased Assets, Permits, Prepaid Expenses, Records and Rental Fleet.

         1.59 "Records" shall mean the books, documents and records owned or used in the conduct of the Business, including personnel, medical and accounting records, correspondence, governmentally required records, manuals, engineering data, designs, drawings, blueprints, plans, specifications, lists, customer lists, computer media, software and software documentation, sales literature, catalogues, promotional items, advertising materials, and other written materials, but not including any Records relating to the ownership of the Premises.

         1.60 "Rental Fleet" shall mean any Inventory which is either leased by TMI to authorized dealers or distributed by USORTHO to its employees or agents for rental to customers.

         1.61 "Retained Assets" shall mean the following assets of Seller as of the Closing Date which, although they relate to the Business, are not Purchased Assets and are to be retained by Seller: (a) the Premises; (b) the Income Tax Recoverable and (c) any Inter-Company Indebtedness.

         1.62 "Retained Contracts" shall mean those agreements listed and described on Schedule 1 which are not being assigned by Seller to Buyer.

         1.63 "Retained Employees" shall have the meaning set forth in Section 2.8(a) hereof.

         1.64 "Retained Liabilities" shall mean the following liabilities of Seller, TMI and/or USORTHO as of the Closing Date which, although they relate to the Business, are not Assumed Liabilities and are to be retained by Seller: (a) all employment, agency, authorized distributor and other contracts discharged in bankruptcy by the Plan of Reorganization; (b) all liabilities known or unknown which are not specifically assumed by Buyer hereunder; (c) any liabilities arising from or relating to threatened, anticipated or pending litigation or arbitration proceedings, including, but not limited to, the litigation described on Schedule 3.19 hereto, but not including the TK Settlement and the Agent Litigation; (d) the Retained Contracts; (e) any Inter-Company Indebtedness; (f) any Income Tax Payable, (g) any Product Liability Matters and (h) Product Warranty Claims arising prior to the Closing Date.

         1.65 "Saringer Agreement" shall mean the Consulting Agreement dated the Closing Date among Sutter Corporation (a wholly-owned subsidiary of Buyer), Saringer Research and John H. Saringer, substantially in the form of Exhibit 11 hereto.

         1.66 "Saringer Research" shall mean Saringer Research Inc., an Ontario corporation.

         1.67 "Section 363 Sale" shall mean a sale of the US Purchased Assets to Buyer pursuant to Section 363 of the United States Bankruptcy Code, as contemplated in Section 6.5 hereof.

         1.68 "Seller" shall mean Toronto Medical Corp, an Ontario corporation.

         1.69 "Seller Closing Certificate" shall mean a certificate of the Seller, substantially in the form of Exhibit 9 hereto.

         1.70 "Signing NBV" shall have the meaning set forth in Section 2.3(b) hereto.

         1.71 "TK Settlement"  shall mean the settlement  agreement  included in
Schedule 3.19 hereto, which settles the lawsuit brought by Thera-Kenetics, Inc. against, among others, Seller, TMI and USORTHO, as more fully described in the Financial Information.

         1.72 "TMI" shall mean Toronto Medical, Inc., a Delaware corporation and a wholly-owned subsidiary of Seller.

         1.73 "United States Dollars" shall mean the lawful currency of the United States of America, and shall also be denoted by a "US" after a dollar amount.

         1.74 "US Purchased Assets" shall mean all assets of TMI and/or USORTHO used or useful in the conduct of the Business, not including the US Retained Assets, and including but not limited to all of TMI's and/or USORTHO's right, title and interest in and to the Accounts,

Contracts, Employee Agreements, Fixed Assets, Intangible Assets, Inventory (including the Rental Fleet), Leased Assets, Permits, Prepaid Expenses and Records.

         1.75 "US Assumed Liabilities" shall mean all liabilities of TMI and USORTHO that form part of the Assumed Liabilities, not including the Retained Liabilities.

         1.76 "US Retained Assets" shall mean the following assets of TMI and/or USORTHO as of the Closing Date which, although they relate to the Business, are not US Purchased Assets and are to be retained by TMI and/or USORTHO: (a) the Income Tax Recoverable; and (b) any Inter-Company Indebtedness.

         1.77 "USORTHO" shall mean United States Orthopedic Corporation, a Delaware corporation and a wholly-owned subsidiary of TMI.

                                   ARTICLE II

                     PURCHASE AND SALE OF PURCHASED ASSETS;
                                OTHER AGREEMENTS

         2.1 Purchase and Sale. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement:

                  (a) Seller shall sell, assign, convey, and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Purchased Assets; and

                  (b) Buyer shall assume and agree to perform in accordance with and be bound by all of the covenants, terms, and obligations under the Assumed Liabilities. Except as otherwise specifically provided for herein, Buyer is not assuming any liabilities or obligations of Seller, and Seller shall satisfy all of the Retained Liabilities in the ordinary course of business. If an Assumed Liability cannot, for any reason, be assumed by Buyer, Buyer shall pay at Closing the amount of such Assumed Liability directly to the debtor of Seller which is owed such Assumed Liability via bank cashier's check or wire transfer. Buyer specifically acknowledges and agrees that any Assumed Liability to the Royal Bank of Canada shall be paid at Closing as described in this subsection.

                  (c) Seller shall retain and be responsible for all liability in connection with all insurance payments in connection with the TK Settlement.

         2.2 Payment of Purchase Price. At the Closing, Buyer shall pay the Purchase Price to TMI and/or USORTHO or as they may otherwise direct in writing at the Closing, in accordance with the Plan of Reorganization, in payment of the purchase of the US Purchased Assets and the Purchased Assets, via bank cashier's check or wire transfer. At the Closing, Seller shall refund to Buyer the Deposit (without interest) and pay to Buyer any Accrued

Employee Benefits payable as contemplated in Section 2.8(a) hereof via bank cashier's check or wire transfer.

         2.3 Adjustment to Purchase Price.

                  (a) Delivery of December Statements. No later than ten (10) business days prior to the Closing Date, the Seller shall deliver to the Buyer unaudited consolidated financial statements of the Business as at December 31, 1996 (the "December 1996 Statements").

                  (b) Signing Adjustment. If the aggregate value of the Purchased Assets and the US Purchased Assets less the aggregate value of the Assumed Liabilities and the US Assumed Liabilities (the "Net Book Value") calculated on the basis of the December 1996 Statements (the "Signing NBV") differs from the Net Book Value calculated on the basis of the August 1996 Financial Statements (the "Original NBV") the Purchase Price payable by the Buyer as at the Closing Date will be adjusted in the following manner:

                           (i) if the Original NBV is greater than the Signing NBV, the Purchase Price will be decreased by an amount equal to the amount by which the Original NBV exceeds the Signing NBV; and

                           (ii) if the Original NBV is less than the Signing NBV, the Purchase Price will be increased by an amount equal to the amount by which the Original NBV is less than the Signing NBV.

                  (c) Closing Adjustment. If the Net Book Value as at December 31, 1996 set forth in the Business Plan (the "Base NBV") differs from the Net Book Value as at the Closing Date projected in the Business Plan (the "Projected NBV"), the Purchase Price payable by the Buyer on the Closing Date will be adjusted in the following manner:

                           (i) if the Projected NBV is greater than the Base NBV, the Purchase Price will be increased by an amount equal to the amount by which the Projected NBV exceeds the Base NBV; and

                           (ii) if the Projected NBV is less than the Base NBV, the Purchase Price will be decreased by an amount equal to the amount by which the Projected NBV is less than the Base NBV.

                  For purposes of calculating the Projected NBV, if the Closing Date does not occur on the last business day of a month, the net operating profit or loss for the Business projected in the Business Plan for such month will be prorated based upon the number of business days which have occurred in such month to the Closing Date.

                  (d) Bankruptcy Adjustment. If the implementation of the Plan of Reorganization, as amended, causes a decrease or increase in the aggregate value of the US

Purchased Assets or US Assumed Liabilities, the Purchase Price will be adjusted in the following manner:

                           (i) if the aggregate value of the US Assumed Liabilities is decreased or the aggregate value of the US Purchased Assets is increased in connection with the implementation of the Plan of Reorganization, the Purchase Price will be increased by an amount equal to the amount of such decrease or increase; and

                           (ii) if the aggregate value of the US Assumed Liabilities is increased or the aggregate value of the US Purchased Assets is decreased in connection with the implementation of the Plan of Reorganization, the Purchase Price will be decreased by an amount equal to the amount of such increase or decrease.

         Not later than five (5) business days prior to the Closing Date, Seller shall provide Buyer with financial statements setting forth all increases and decreases in the aggregate value of the US Purchased Assets or US Assumed Liabilities in connection with the implementation of the Plan of Reorganization.

                  (e) Extraordinary Item Adjustment.

                           (i) If the December  1996  Statements or the Business
         Plan either excluded or inaccurately made provision for any extraordinary, non-operational or non-business related items (collectively the "Extraordinary Items") set out on Schedule 2.3(e) attached hereto, adjustments will be made between Buyer and Seller to the Purchase Price based upon the actual results realized by either Buyer, TMI or USORTHO in respect of such Extraordinary Items. Adjustments for Extraordinary Items will be made on Closing, in respect of those Extraordinary Items for which actual results are then available, and subsequent to the Closing on a monthly basis within 10 business days from the end of each month based upon the actual results of Extraordinary Items realized during such month. Not later than five business days prior to the Closing Date, or five business days from the end of each month after the Closing Date, Seller shall provide Buyer with a statement (an "Adjustment Statement") setting out the adjustments to the Purchase Price which are to be made between Buyer and Seller in respect of Extraordinary Items. Notwithstanding the foregoing, any Agent Litigation recovery shall be applied as follows:
         (i) first, to Buyer, on account of any Purchased Assets or US Purchased Assets to the extent they are included in the December 1996 Statements;
         (ii) second, to reimburse Buyer or Seller for reasonable attorneys' fees incurred in connection with such recovery; and (iii) third, the remainder divided equally between Buyer and Seller.

                           (ii) Seller shall, prior to the Closing, obtain insurance coverage for Product Liability Matters arising after the Closing Date, fifty percent of the cost of which will be the responsibility of Buyer and fifty percent of the cost of which will be the responsibility of Seller. The Purchase Price will be increased in an amount equal to the Buyer's portion of the cost of such insurance.

                  (f) Closing Value. Not later than thirty (30) business days after the Closing Date, the Seller shall deliver to the Buyer unaudited consolidated financial statements of the Business for the period from the date of signing of this Agreement to the Closing Date (the "Closing Statements"). If the Net Book Value for the Closing Date calculated on the basis of the Closing Statements differs from the Projected NBV the Purchase Price payable by the Buyer on the Closing Date will not be adjusted.

                  (g) Aggregation of Adjustments. At the Closing the adjustments to the Purchase Price calculated pursuant to subsections (b), (c), (d), and (e) of this Section 2.3 shall be aggregated as of the Closing Date. If the positive adjustments to the Purchase Price differ from the negative adjustments to the Purchase Price by an amount equal to or greater than $100,000.00 US, the following payments shall be made by the following parties no later than ten (10) business days following the Closing Date:

                           (i) If the positive adjustments to the Purchase Price exceed the negative adjustments to the Purchase Price, Buyer shall pay the positive difference, to the extent it exceeds $100,000.00 US, to Seller via bank cashier's check or wire transfer.

                           (ii) If the negative adjustments to the Purchase Price exceed the positive adjustments to the Purchase Price, Seller or, at Seller's option, TMI, shall pay the negative difference, to the extent it exceeds $100,000.00 US, to Buyer via bank cashier's check or wire transfer.

                  (h) Adjustment Threshold. The $100,000.00 threshold described in Section 2.3(g) above shall continue to be aggregated to include, in addition to adjustments made pursuant to subsections (b), (c), (d) and (e) of this
Section 2.3 as at the Closing Date, adjustments made subsequent to the Closing Date pursuant to subsection (e) of this Section 2.3, and Damages calculated pursuant to Article VIII hereto. Any excess payments made by either party because of the ongoing adjustment of the threshold shall be refunded to the other party.

                  (i) Preparation of Statements. Notwithstanding the foregoing, the Buyer may, at its own expense, have its employees or auditors review the working papers or other background materials used to prepare any of the statements described in this Section 2.3, and the Seller shall ensure that the Buyer and its employees and agents have full access to such working papers and other background materials. Any disagreement as to the statements described in this Section 2.3 which cannot be settled by the parties shall be settled by arbitration in accordance with Section 8.19. Seller and its employees and agents will have access to and use of, at no cost, the Retained Employees (including, without limitation, Christopher Pigott) and the computer systems and Records of the Business after the Closing Date in order to complete the statements described in this Section 2.3, the calculation and adjustment of the Purchase Price and year-end financial statements in all respects.

         2.4 Allocation of Purchase Price. The Purchased Assets and the US Purchased Assets will be allocated as set forth in Section 6.5 of this Agreement.

         2.5 Referrals and Deliveries. After the Closing, Seller shall promptly:

                  (a) Deliver to Buyer, in the form received with the addition of any required endorsements by Seller, any cash, checks, or other payments received after the Closing Date by Seller relating to the Accounts as well as to the conduct of the Business after the Closing;

                  (b) Refer to Buyer any and all inquiries or purchase orders from customers or suppliers of Seller or other persons relating to the Business; and

                  (c) Cooperate with Buyer in setting up a "lock box" procedure for collection of Accounts, if Buyer so elects.

         2.6 Risk of Loss. Risk of loss with respect to the Purchased Assets shall remain with Seller until the Closing and shall pass to Buyer upon the Closing.

         2.7 Noncompetition; Confidentiality.

                  (a) Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Business being acquired pursuant to this Agreement, Seller hereby covenants and agrees that for a period of five (5) years from and after the Closing Date, it will not, directly or indirectly, within the Territory described below:

                           (i) engage  in, continue in or carry on  any business
which competes with the Business or the Buyer's Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

                           (ii) consult  with,  advise  or  assist  in  any way,
whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the Business or the Buyer's Business including, but not limited,to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any similar form of business transaction with any such competitor provided, however, that Seller shall not be prevented or restricted from either leasing or selling the Premises to any such competitor of Buyer after Buyer has ceased occupying the premises pursuant to the Lease;

                           (iii) hire, offer  to hire, or solicit for employment
any employee of Buyer, without the prior consent of Buyer, until such person has been separated from employment by Buyer for at least one year; or

                           (iv) engage in any practice the  purpose  of which is
to  evade  the  provisions  of  this  covenant  not  to  compete  or  to  commit intentionally any act which adversely affects the Business, the Buyer's Business, the Purchased Assets, or the Assumed Liabilities; provided, however, the foregoing prohibition does not extend to passive ownership of less than 1% of the outstanding stock of any entity whose stock is traded on an established stock exchange or quoted on NASDAQ. For purposes hereof, "Territory" is defined as any county or similar geographic subdivision in which Seller or Buyer conducted its business as of the date of this Agreement. The parties intend that this noncompete covenant shall be construed as separate covenants, one for each county and subdivision to which the covenant applies. The parties agree further that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Buyer's business or the Business or the Purchased Assets being acquired by Buyer hereunder. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographic scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

                  (b) Seller acknowledges that: (i) the Business connections, customers, customer lists, marketing, production, sales techniques, procedures, operations, and other Intangible Assets and aspects of the Business which are to be acquired by Buyer hereunder have been established and maintained by Seller at great expense, have been protected as confidential information and trade secrets, and are of great value to Buyer; and (ii) Buyer would suffer great loss and injury if Seller would disclose this information or use it in any way to the detriment of Buyer. Therefore, Seller shall not, directly or indirectly, use or disclose, or cause or allow to be used or disclosed, to Buyer's detriment, any secret, confidential, or proprietary information relating to the Business.

                  (c) After the date hereof, Seller shall use its reasonable best efforts, on behalf of Buyer, to continue amicable business relationships with Business customers and suppliers. Seller shall not make or publish any disparaging remarks about Buyer, the Buyer's business or the Business as long as Buyer continues the Buyer's business and/or the Business, and shall not induce, encourage, or cause any customer or supplier to terminate doing business with Buyer.

         2.8 Employee Matters.

                  (a) Buyer shall, on or before the Closing Date, offer to employ Kevin Lunau, Christopher Pigott and at least seventy-five percent (75%) of the remaining employees of Seller, excluding any employees of TMI or USORTHO, and excluding John Saringer and Jean-Pierre Scheidegger, employed on the Closing Date (the "Retained Employees") on terms and conditions of employment including without limitation, salary, benefits, position and responsibilities, which are no less favorable than those paid to and/or enjoyed by such Retained Employees on the

Closing Date. Without limiting the generality of the foregoing, the Buyer will not offer employment to either John Saringer or Jean-Pierre Scheidegger. The Buyer shall provide, within fifteen (15) days after the date of signing of this Agreement, to the Seller a list identifying the Retained Employees, failing which the Retained Employees shall consist of all employees of the Seller employed on the Closing Date. Buyer shall recognize the period of employment of the Retained Employees who accept the Buyer's offer of employment (the "Accepting Employees") with Seller up to the Closing Date for all purposes as if such service had occurred with Buyer. Buyer agrees to assume all liabilities associated with the Retained Employees including, without limitation, payment of any Accrued Employee Benefits (as hereinafter defined) and all costs incurred in connection with the termination or lay-off of any such employee, and Buyer shall indemnify and save harmless Seller in respect of such assumed liabilities. Seller and Buyer shall cooperate to provide an orderly transfer for accrued employee vacation and sick leave benefits (the "Accrued Employee Benefits") from Seller to Buyer in order to preserve the benefits available to the Retained Employees. Seller shall prepare a comprehensive list of such Accrued Employee Benefits by employee as of the date ten (10) days prior to the Closing Date, shall value such Accrued Employee Benefits at the rates of pay in effect as of such date, and shall pay Buyer at the Closing cash equal to the value of such Accrued Employee Benefits, for that portion of the Accrued Employee Benefits not already provided for in the December 1996 Statements or the Business Plan.

                  (b) With respect to employees of Seller, TMI and USORTHO who are not offered continuing employment with Buyer, Seller shall provide written notices to such employees and, Seller, TMI or USORTHO, as the case may be, shall be responsible for all payments to said employees for wages, commissions, bonuses, vacations, severance and other similar forms of compensation owing to or accrued by such employees.

                  (c) Subject to subsections (a) and (b) above, Buyer shall not be obligated to Seller or any other party for any labor-related obligations or liabilities arising out of any person's employment with Seller, TMI and USORTHO and Seller agrees to satisfy said obligations and/or liabilities.

         2.9 Access to Records.

                  (a) Seller shall permit Buyer, and its attorneys, accountants, agents and designees, such access to, and right to copy, all books, papers and records of Seller which are not a part of the Purchased Assets, from and after the Closing Date hereof as Buyer may deem necessary or desirable. Any such examination shall be at the expense of Buyer, shall be performed during normal business hours at the place where such records are regularly maintained by Seller and shall not unreasonably interfere with the normal business activities of Seller. Seller shall notify Buyer at any time within the five (5) year period after the Closing Date if it intends to destroy any or all of the books, papers, and records described above, and Buyer shall have the right to review and remove any of such books, papers and records at Buyer's expense.

                  (b) Buyer shall preserve any Records in its possession for a period of five (5) years from the Closing Date, or for such longer period as required by any applicable Laws, and shall keep Seller advised at all times of the location of such Records. Buyer shall permit Seller, and its attorneys, accountants, agents and designees, such access to, and right to copy, all Records from and after the Closing Date hereof as Seller may deem necessary or desirable. Any such examination shall be at the expense of Seller, shall be performed during normal business hours at the place where the Records are regularly maintained by Buyer and shall not unreasonably interfere with the normal business activities of Buyer. Buyer shall notify Seller at any time within the five (5) year period after the Closing Date if it intends to destroy any or all of the Records, and Seller shall have the right to review and remove any of such Records at Seller's expense.

         2.10 Noncompete Agreements. At Closing, Seller shall cause each of John Saringer, Jean-Pierre Scheidegger and Kevin Lunau to enter into their respective Noncompete Agreement.

         2.11 Investment Canada. Within thirty (30) days of the Closing Date, Buyer shall make all required filings under the Investment Canada Act. Buyer has otherwise complied with the requirements of the Investment Canada Act.

         2.12 GST. On or prior to the Closing Date, Buyer shall become a registrant for the purposes of the Excise Tax Act (Canada).


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer that:

         3.1 Organization; Business. Seller is a corporation duly and validly organized and existing and in good standing under the Laws of the Province of Ontario and has full corporate power to own its assets and to convey the Purchased Assets to Buyer pursuant to this Agreement. Seller is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which Seller is required to be so qualified. Seller is not a non-resident person of Canada within the meaning of the Income Tax Act (Canada).

         3.2 Authorization; Enforceability. The execution, delivery, and performance of this Agreement, and all of the documents and instruments required hereby, by Seller are within the corporate power of Seller and have been duly authorized by all necessary corporate action by Seller, except for the approvals contemplated in Section 6.9(b). This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Seller, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, and sufficient to transfer and convey to Buyer all of Seller's right, title, and interest in and to the Purchased Assets.

         3.3 No Violation or Conflict. The execution, delivery and performance of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto, and the consummation by Seller of the transactions contemplated herein or therein:

                  (a) will not violate or conflict with any applicable Law;

                  (b) will not require any authorization, consent, approval, exemption or other action by or notice to any government entity (including, without limitation, under any "plant closing" or similar law); or

                  (c) subject to obtaining consents required by the Contracts, which consents are listed in Schedule 3.3(c) hereto, or as otherwise set forth in this Agreement, will not materially violate or conflict with, or constitute a material default (or event which, with notice or lapse of time, or both, would constitute a default) under, or will not result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the Purchased Assets under, any term or provision of the Seller's articles of incorporation or bylaws, or any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party or by which Seller or any of the Purchased Assets may be bound or affected.

         3.4 Purchased Assets.

                  (a) Seller owns and will convey to Buyer at Closing good and marketable title to all of the Purchased Assets, free and clear of all Liens of any nature whatsoever other than the Permitted Liens. Seller is in sole possession of, and has sole control of, the Purchased Assets. Except as set forth on Schedule 1 hereto none of the Purchased Assets or US Purchased Assets is leased, rented, licensed, or otherwise not owned by either Seller, TMI or USORTHO.

                  (b) The Purchased Assets and the US Purchased Assets include all of the assets of Seller, TMI or USORTHO which are used in or necessary for the operation of the Business, excepting therefrom only any Retained Assets.

                  (c) The Fixed Assets, Leased Assets and Rental Fleet are in good operating condition and repair, normal wear and tear excepted, free from any defects (except minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Business), have been maintained consistent with the standards generally followed in the industry, and are sufficient to carry on the Business as previously conducted by Seller, TMI and USORTHO.

                  (d) Except as otherwise provided in the August 1996 Financial Statements as obsolete Inventory, the Inventory (including the Rental Fleet) of Seller, TMI and USORTHO is current, merchantable, usable, and as to finished goods, resalable at normal prices and discounts in the ordinary course of business. The quantity of the Inventory on the Closing Date will be at a level appropriate and adequate for Buyer to conduct the Business in substantially the same manner as the Business was carried on by Seller, TMI and USORTHO during the twelve (12) months immediately prior to the date hereof.

                  (e) Except as set forth on Schedule 3.4(e) hereto, which Schedule shall be updated, to the extent necessary, on the Closing Date, as at November 30, 1996 and as at the Closing Date, all of the tangible Purchased Assets and US Purchased Assets were physically located at either 901 Dillingham Road, Pickering, Ontario, or 1390 South Potomac Street, Suite 124, Aurora, Colorado.

         3.5 Financial Information.

                  (a) The Financial Information is (and the statements referred to in Section 2.3 hereof will be) accurate and complete in all material respects, was prepared in accordance with generally accepted accounting principles consistently applied throughout all periods, was prepared on a consistent basis, and presents fairly the financial condition and the results of operations of the Business as of the relevant dates thereof and for the periods covered thereby.

                  (b) As at August 31, 1996, Seller had no material liabilities or indebtedness, contingent, absolute, accrued, or otherwise, in connection with the Business, other than as set forth in the Financial Information.

         3.6 Absence of Certain Changes; Conduct of Business.

                  Except as set forth in this Agreement or the Exhibits hereto, during the period from the date of the August 1996 Financial Statements to the date hereof:

                  (a) there has not been any material adverse change in the business, financial condition, results of operations or prospects (financial or otherwise) of Seller;

                  (b) no event has occurred (or to the Knowledge of Seller is likely to occur) which so far as reasonably can be foreseen at this time, may result in any such change;

                  (c) there has not been any loss, damage or destruction to the properties of the Seller (whether or not covered by insurance) materially adversely affecting Seller's business or properties;

                  (d) there has not been any labor dispute or disturbance which has or may materially adversely affect the Seller's business;

                  (e) except for the Chapter 11 Filings, the Seller has conducted its business only in, and has not taken any action other than in, the usual and ordinary course of its business; and

                  (f) the Seller has not:

                  (i) except for the TK Settlement, entered into any commitment or transaction (including, without limitation, any capital expenditure) other than in the ordinary course of business;

                  (ii) except for the TK Settlement, granted any security interest in, mortgage, pledge or other lien or encumbrance affecting or relating to any of its properties or assets;

                  (iii) sold or otherwise disposed of any assets or properties other than in the ordinary course of business or entered into any joint venture, partnership or other agreement with respect thereto;

                  (iv) except as set forth on Schedules 3.18(a), 3.18(b) and 3.18(c) hereto, entered into any fixed term employment contract or deferred compensation arrangement with or granted any material increase in the compensation payable or to become payable to, any of its key employees, made any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for, or with any of its employees or instituted any retirement plan or policy for the issuance of severance pay; or

                  (v) except for the TK Settlement, incurred or guaranteed any material liability (whether absolute or contingent and whether or not currently due and payable), or entered into or assumed any material contract, agreement, arrangement, lease (as lessor or lessee), license or other commitment, whether written or oral, other than in the ordinary course of business.

                  (g) As of the date hereof, Seller knows of no facts, circumstances, or proposed or contemplated events which would materially adversely affect the operations, results, or prospects of the Business after the Closing Date. If Seller learns of any such facts, circumstances or proposed or contemplated events prior to the Closing Date, Seller shall promptly disclose them to Buyer.

         3.7 Contracts. Seller is not a party to any written or unwritten agreement that is material to the ongoing operations of the Business and that is not otherwise contained on Schedule 1.21 hereto and being assigned to Buyer hereunder, other than the Retained Contracts.

         3.8 Performance of Contracts; Business Relationships.

                  (a) Seller and, to the Knowledge of Seller, each party to each Contract, have performed in all material respects each term, covenant, and condition of each Contract which is to be performed by them at or before the date hereof. Each of the Contracts is in full force and effect and constitutes the legal and binding obligation of Seller and, to the Knowledge of

Seller, the other parties thereto. Except as conspicuously disclosed on Schedule 3.3(c) hereto, no Contract requires the written consent of, or prior notice to, any third party in order for Seller to assign such contract to Buyer hereunder.

                  (b) Seller maintains a good business relationship with each of the material customers and material suppliers of the Business, and Seller knows of no unresolved complaint or dispute with any such customer or supplier which presently exists.

                  (c) Buyer will not be obligated or liable to any of Seller's vendors, suppliers, or other parties who may have or may have had a contractual relationship with Seller, unless said relationship arises from a Contract being assigned pursuant to Section 2.1 above or is otherwise an Assumed Liability.

         3.9 Accounts.

                  (a) Except as otherwise provided for in the August 1996 Financial Statements as bad debts or doubtful accounts, all of the Accounts of Seller, TMI and USORTHO have arisen from bona fide transactions by Seller, TMI or USORTHO, are collectable in the ordinary course, and no portion of any such Account is subject to counterclaim or set-off or, to Seller's Knowledge, is in dispute.

                  (b) Since the date of the August 1996 Financial Statements, Seller has not discounted any accounts receivable relating to the Business in order to collect same or implemented any other collection procedures not consistent with Seller's past practices, except as set forth on Schedule 3.9(b) hereto.

         3.10 Intangible Assets.

                  (a) Schedule 3.10(a) lists all Intangible Assets relating to the Business which are material to the conduct of the Business in which either Seller, TMI or USORTHO now has any interest, specifying whether such Intangible Assets are owned, controlled, used or held (under license or otherwise) by Seller, TMI or USORTHO, and also indicating which of such Intangible Assets are registered. All Intangible Assets shown as registered in Schedule 3.10(a) have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current.

                  (b) There are no license and similar agreements that Seller is a party to with respect to intellectual property either licensed by or licensed to Seller in relation to the Business.

                  (c) Either Seller, TMI or USORTHO owns the entire right, title, and interest in and to each of the patents, trademarks, and licenses set forth on Schedule 3.10(a) hereto, and all other Intangible Assets of the Business. To Seller's Knowledge, neither the Purchased Assets, nor the Business infringes on any intellectual property rights of others. There are no claims, demands or proceedings instituted, pending or, to the Knowledge of Seller, threatened, by any third party pertaining to or challenging Seller's rights to any of the intellectual property rights used in the Business. Seller knows of no facts which would render any of the intellectual property rights used in the Business invalid or unenforceable. All patents, patent applications, and rights to discoveries or inventions (whether or not patentable) owned or held by any officer, director, employee, former employee, or independent contractor engaged by Seller and relating to the Business have been, or on or prior to the Closing Date shall have been, duly and effectively transferred to Seller.

         3.11 Violations of Law.

                  (a) Except as set forth in the Financial Information, none of the present or past operation of the Business, the products of the Business, or the Purchased Assets violates or conflicts, in any material respect, with any Permits, any Law (including Environmental Laws), governmental specification, authorization, or requirement, or any decree, judgment, order, or similar restriction. To the Knowledge of Seller, neither Seller nor any supplier of Seller is the subject of an inspection or inquiry regarding violations or alleged violations of any Law by any other provincial, federal, or local agency.

                  (b) Except as set forth in the Financial Information, there are no proceedings, threatened proceedings, orders, notice of violations, inspection reports, and other similar occurrences relating to the conduct of the Business which are material to the conduct of the Business.

                  (c) Seller has never been (i) to Seller's Knowledge, the subject of an Ontario Ministry of Labor inspection except as set forth on
Schedule 3.11(c), or (ii) found by any agency to be in violation of any provincial or federal occupational safety or health Law in the conduct of the Business.

         3.12 Books of Account. The books of account of the Business are complete and correct in all material respects, and reflect all transactions entered into by Seller or to which Seller is a party and which relate to the Business.

         3.13 Disclosure. Seller has furnished to Buyer complete and accurate copies or originals of all documents and/or information requested by Buyer. No disclosure (including the Schedules hereto) or statement of fact by Seller contained in this Agreement and no disclosure or statement of fact furnished or to be furnished by Seller to Buyer pursuant to this Agreement or pursuant to Buyer's due diligence contains or will contain any untrue statement of a material fact. The Schedules to this Agreement are complete and accurate in all material respects with respect to the information the Schedules purport to provide.

         3.14 Brokers. Seller has not incurred, nor will any person or entity be entitled to, any brokers', finders', or similar fee in connection with the transactions contemplated by this Agreement.

         3.15 Taxes. Except as set forth in the Financial Information, Seller has paid or made provision for all federal, provincial and local taxes, including but not limited to payroll taxes, or other governmental charges with respect to the Business and/or Purchased Assets that may or could follow the Purchased Assets or otherwise affect Buyer after the consummation of the transactions contemplated herein. All required returns and reports with respect to such taxes and charges have been duly and timely filed.

         3.16 Permits. The Permits listed on Schedule 1 constitute all licenses, permits, approvals, qualifications, and governmental specifications, authorizations, registrations, or requirements which either Seller, TMI or USORTHO currently has in connection with the Purchased Assets or the Business (including the products thereof) which are material to the conduct of the Business and constitute all such licenses, permits, approvals, qualifications, and governmental specifications, authorizations, registrations, and requirements necessary for the ownership or use of the Purchased Assets or conduct of the Business as currently conducted by Seller, TMI or USORTHO. The Permits may be transferred by Seller to Buyer in accordance with the terms of this Agreement except as conspicuously noted on Schedule 1 hereto.

         3.17 Environmental Matters.

                  (a) The Purchased Assets and the Business are in conformance in all material respects with all applicable Environmental Laws, and there are no past or present (or, to the Knowledge of Seller, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans (i) which, in connection with the Business or the Purchased Assets, may interfere with or prevent compliance or continued compliance with Environmental Laws in all material respects or with any order issued, entered, promulgated or approved thereunder, or (ii) which may subject Seller or Buyer to damages, penalties, injunctive relief, or cleanup costs under any Environmental Laws or pursuant to any third-party claim, or which require or are likely to require reporting, cleanup, removal, remedial action, or other response pursuant to Environmental Laws or a third party claim.

                  (b) To the Knowledge of Seller, there are not now, nor have there ever been, tanks or other facilities in, on, or under any property that is or was owned, leased, used, or occupied by Seller in connection with the conduct of the Business or at any time in its care, custody, charge, management or control, that contain materials which, if known to be present in soils or groundwater, would require reporting, clean up, removal, or some other action under Environmental Laws.

                  (c) Neither Seller, nor, to the Knowledge of Seller, any other person or entity has caused or permitted any Environmental Releases of materials on, under, or at the Premises, or at any other real estate previously owned or occupied by Seller or at any time in its care, custody, or control, which materials, if known to be present, would require reporting, clean-up, removal, or some other action under Environmental Laws.

                  (d) Seller is not subject to any judgment, decree, order, or citation related to or arising out of applicable Environmental Laws in connection with the conduct of the Business.

                  (e) Seller possesses all permits, licenses, and approvals, if any, required under applicable Environmental Laws in connection with the conduct of the Business, all of which are included on Schedule 1 hereto.

                  (f) Seller has not received (nor, to the Knowledge of Seller, has there been issued) any notice, whether from a public or governmental authority, citizens' group, employee or any other person or entity, that alleges that the Business is or may not be in compliance with any Environmental Law or Permit.

                  (g) No friable asbestos or asbestos requiring remediation under applicable Environmental Laws is present on or at the Premises.

                  (h) Seller has not disposed of any Hazardous Material at any location outside Canada.

         3.18 Employment Matters.

                  (a) Schedule 3.18(a) hereto lists all employees of the Business, their current rates of compensation and most recent pay increase, date of hire, benefits, location of employment, and other related information requested by Buyer.

                  (b) Seller has not increased the rate of compensation of any key employee of the Business since August 31, 1996, except as set forth on
Schedule 3.18(b) hereto.

                  (c) Schedule 3.18(c) hereto lists and describes all of Seller's present Employee Benefit Plans. Each Employee Benefit Plan is and at all times has been in full compliance with all applicable Laws. Any past Employee Benefit Plan that has been terminated was done so in full compliance with all applicable Laws, and there is no basis for further liability or obligation of Seller pursuant to any and all past Employee Benefit Plans.

                  (d) Seller has no Employee Benefit Plan or other agreements (including collective bargaining agreements), arrangements, or plans which would bind or in any way affect Buyer after the Closing Date, regardless of whether Buyer employs any such employees.

                  (e) Seller is in material compliance with all federal, provincial, or other applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and has not and is not engaged in any unfair labor practice that would in any way affect Buyer after the Closing Date.

                  (f) No present or former employee of the Business has any claim against Seller (whether under federal or provincial Law, under any employee agreement or otherwise), that would in any way affect Buyer after the Closing Date, on account of or for
(i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in the past twelve-month period or as otherwise included in the Accrued Employee Benefits.

         3.19 Litigation.

                  (a) Except as described on Schedule 3.19 hereto or as set forth in the Financial Information, there is not any (i) litigation; (ii) charge, grievance or other labor-related claim, strikes, lockouts or union organizing drives; (iii) product liability claim; (iv) Environmental Claim; (v) arbitration; (vi) proceeding; (vii) governmental investigation or inquiry;
(viii) citation; (ix) action of any kind; or (x) order, notice of violation or inspection report, pending, or, to the Knowledge of Seller, proposed or threatened against Seller, relating to the Business or any of the Purchased Assets, which is material to the Business, nor is there any basis known to Seller for any such action.

                  (b) There are no actions, suits or proceedings pending, or, to the Knowledge of Seller, proposed or threatened, by any person or governmental agency which question the legality, validity, or propriety of the transactions contemplated by this Agreement.

                  (c) The TK Settlement has been settled or otherwise resolved as described on Schedule 3.19 hereto.

         3.20 Insurance.

                  (a) Schedule 3.20(a) hereto lists and describes all of Seller's insurance policies covering any of the Purchased Assets or the Business. Said policies are in full force and effect.

                  (b) Schedule 3.20(b) hereto lists and summarizes all claims in excess of $10,000 under said insurance policies made during the last five (5) or currently pending.

                  (c) During the last five (5) years, no lapse of insurance coverage has occurred, and Seller has not had any application for such insurance coverage denied or any insurance policy or coverage thereunder canceled, withdrawn, or not renewed.

                  (d) To Seller's Knowledge, the insurance policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which the Purchased Assets and the Business are normally exposed.

         3.21 Product Matters.

                  (a) All instances of Product Warranty Claims involving amounts in excess of $5,000 per occurrence that have occurred and for which notice has been received by Seller within the past two (2) years are listed on Schedule
3.21 hereto.

                  (b) All instances of Product Liability Matters involving amounts in excess of $5,000 that have occurred and for which notice has been received by Seller within the past two (2) years, if any, are listed on Schedule
3.21 hereto.

                  (c) To the Knowledge of Seller, no facts or circumstances exist that would likely cause a material Product Warranty Claim or Product Liability Matter to occur prior to or after the Closing Date.

         3.22 Nondisclosure Agreements. Those persons listed on Schedule 3.22 have executed nondisclosure or secrecy agreements relating to the Business with Seller during the last five (5) years. All key employees during the last five
(5) years have executed a nondisclosure or secrecy agreement, except for those persons listed on an updated Schedule to be delivered by Seller to Buyer no later than fifteen (15) days after the date of signing of this Agreement. At the request of Buyer, Seller shall diligently enforce said nondisclosure agreements for a two (2) year period commencing on the Closing Date. Said enforcement shall be at the specific request of Buyer and any legal fees or costs incurred as a result of said request shall be borne solely by Buyer.
Seller shall assign its rights under said agreements to Buyer.

         3.23 Products.

                  (a) Schedule 3.23 hereto lists all products of Seller relating to the Business currently offered for sale and all material products offered for sale during the last five (5) years. Such products meet all product and/or process specifications (including product testing procedures) that they purport or are required to meet.

                  (b) The products of the Business currently offered for sale satisfy in all material respects all applicable Laws, and all other governmental agency requirements (including those of the United States Environmental Agency and United States Food and Drug Administration), including registration, notice, and label requirements, and Seller is current on all applicable fees, renewals, reports, and other similar obligations.

         3.24 Pricing. Schedule 3.24 describes all special (i.e., differs from published price list) pricing and rebate arrangements and/or commitments of Seller currently in effect which relate to the Business. Except as set forth on
Schedule 3.24, no customer of the Business will be entitled to or, to the Knowledge of Seller will be expectant of, any rebates, or similar commitments after the Closing Date.

         3.25 Distributors.

                  (a) Schedule 3.25 hereto: (i) lists all persons or entities that purchased Seller's products as distributors during the last fiscal year of Seller; (ii) lists all nonemployee persons or entities that currently serve as a manufacturer's representative for Seller's products; and (iii) describes and sets forth the terms of the arrangement or agreement (written or unwritten) with each such distributor or representative.

                  (b) Except as set forth on Schedule 3.25, all contracts with distributors and/or manufacturer's representatives of the Business can be terminated by Seller upon sixty (60) days' notice, with or without cause, without liability, penalty, or premium or any nature whatsoever.

         3.26 Transactions with Related Parties. Except as set forth on Schedule
3.26 hereto or otherwise disclosed herein, Seller is not a party to any transaction or proposed transaction, including, without limitation, the leasing of property, the purchase or sale of raw materials or finished goods, the furnishing of services or the borrowing or lending of money with any director, officer or stockholders of Seller, or any person or entity who is an affiliate of such director, officer or stockholders of Seller. Except for the business relating to the Excluded Technology of John Saringer and Saringer Research, no director or officer of Seller, nor any of their affiliates, own or have any ownership interest in any corporation or other entity which is involved in the Business or Buyer's Business.

         3.27 Customers and Suppliers. Schedule 3.27 hereto sets forth a list of Seller's ten (10) largest customers relating to the Business and Seller's ten
(10) largest suppliers relating to the Business during each of Seller's two (2) most recent fiscal years and for the period from the beginning of the current fiscal year to August 31, 1996 determined on the basis of the total dollar amount of net sales to such customers and purchases from such suppliers.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller that:

         4.1 Organization. Buyer is a corporation duly and validly organized and existing and in good standing under the laws of the State of Delaware and has full corporate power to consummate the transactions contemplated in and pursuant to this Agreement.

         4.2 Authorization; Enforceability. The execution, delivery, and performance of this Agreement, and all of the documents and instruments required hereby, by Buyer are within the corporate power of Buyer and have been duly authorized by all necessary corporate action by Buyer. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

         4.3 No Violation or Conflict. The execution, delivery, and performance of this Agreement (and the transactions contemplated herein) by Buyer do not and will not conflict with or violate any Law, judgment, order, decree, the Articles of Incorporation or Bylaws of Buyer, or any contract or agreement to which Buyer is a party or by which Buyer is bound.

         4.4 Brokers. Buyer has not incurred, nor will any person or entity be entitled to, any brokers', finders', or similar fee in connection with the transactions contemplated by this Agreement.


                                    ARTICLE V

                       CERTAIN MATTERS PENDING THE CLOSING

         From and after the date of this Agreement and until the Closing Date:

         5.1 Full Access.

                  (a) Buyer and its authorized agents, officers, and representatives shall have full and complete access to the Seller, the Business, Seller's key personnel, customers and suppliers and the Purchased Assets and Seller's books, records, financial statements, facilities and other documents and materials relating to Sellers' financial condition, assets, liabilities and business during normal business hours in order to conduct such examination and investigation of the Purchased Assets and the Business as it deems necessary, provided that such examinations shall not unreasonably interfere with Seller's operations and activities.

                  (b) If the transactions provided for herein are not consummated, Buyer and its respective officers, agents, and representatives will hold in strict confidence all information obtained from Seller and their officers, agents, or representatives, and will promptly return to Seller, or destroy at the request of Seller, all documents obtained from Seller and their officers, agents, or representatives, and all copies of such documents made by Buyer and its officers, agents, and representatives, excepting however, any such information or documents which: (i) was, is, or becomes in the public domain;
(ii) was in fact lawfully known or lawfully furnished to Buyer prior to disclosure to Buyer by Seller or their officers, agents, or representatives; or
(iii) is lawfully disclosed or lawfully furnished to Buyer by a third party (other than officers, directors, employees, and agents of Seller) after disclosure to Buyer by Seller.

         5.2 Conduct of Business. With regard to the Business, Seller shall:

                  (a)  carry  on  its   business  in  the   regular   course  as
contemplated in the Business Plan;

                  (b) satisfy its obligations under all material agreements and commitments;

                  (c) maintain its books of account and records in the usual, regular and ordinary manner in accordance with generally accepted accounting principles applied on a consistent basis;

                  (d) continue to withhold and deposit all payroll withholding taxes as and when due; and

                  (e) maintain its properties in customary repair, order and condition, reasonable wear and tear excepted.

                  Seller shall promptly advise Buyer of any adverse change in the financial condition, properties, business, results of operations or prospects (financial or otherwise) of the Business, including the Purchased Assets and US Purchased Assets and the Assumed Liabilities and US Assumed Liabilities. Seller shall use the sales force of Sutter Corporation, a wholly-owned subsidiary of Buyer, to market, rent and sell continuous passive motion devices in the United States to the extent such use does not conflict with an existing contract of either Seller, TMI or USORTHO or compromise the confirmation of Plan of the Reorganization or Section 363 Sale. Seller shall promptly notify Buyer of any deviation from any provision of the Business Plan. Buyer shall have the right to propose changes to the Business Plan to Seller, which proposals Seller shall consider in good faith, provided, however, that the Business Plan may only be amended by the written consent of both Buyer and Seller.

         5.3 Prohibited Action. With regard to the Business, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, or as expressly contemplated by this Agreement, Seller shall not:

                  (a) deviate from any provision of the Business Plan;

                  (b) sell or otherwise dispose of, or grant any mortgage, pledge security interest in, lien or encumbrance on, any of its assets or properties other than in the ordinary course of business, or enter into any agreement with respect thereto, except as contemplated in the TK Settlement;

                  (c) enter into any employment contract or deferred compensation arrangement with or grant any material increase in the compensation payable or to become payable to any of its employees, make any material increase in any bonus, insurance, or other employee benefit plan, payment, arrangement or policy made to, for or with any such or employees, or institute any employee benefit plan or institute any retirement plan or policy for the issuance of severance pay;

                  (d) incur or guaranty any indebtedness for borrowed money other than current liabilities incurred in the ordinary course of business;

                  (e) extend credit on sales other than sales in the ordinary course of business or lend money to any party except in connection with the sale of merchandise in the ordinary course of business;

                  (f) alter or modify its pricing policies with respect to the sales of merchandise or the terms of any such sales;

                  (g) enter into any material commitment or transaction other than in the ordinary course of business; or

                  (h) waive any rights of substantial value in connection with its operations or take any other material action which is not in the ordinary course of business.

         5.4 Preservation of Relationships. Seller will use its best efforts to preserve its customers and suppliers and will generally assist Buyer in arranging for the orderly transfer and reception of the Purchased Assets from Seller to Buyer.

         5.5 No Default. Except for the failure to obtain any required consents under any of the Contracts, the Seller shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any of the Contracts.

         5.6 Publicity. All general notices, releases, statements and communications to employees, suppliers, and customers of the Business and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Buyer and Seller; provided however, that any party shall be entitled to make a public announcement of the proposed transaction if, in the opinion of its counsel, such announcement is required to comply with any Law or any rule or regulation of any securities exchange or securities quotation system and such party shall, to the extent practicable, consult with the other party with respect to such announcement and give reasonable prior written notice of its intent to issue such announcement.

         5.7 Compliance with Laws. Seller shall comply in all material respects with all applicable Laws and orders of any court or federal, provincial, municipal, or other governmental department.

         5.8 Exclusive Dealing. Seller shall not, and shall not permit its officers, directors, or shareholders to, negotiate or have discussions with any other party relating to a sale of any portion of the Business or the Purchased Assets, without the prior written consent of Buyer.

         5.9 Cooperation. Seller and Buyer shall:

                  (a) fully cooperate with each other and their respective legal counsel and accountants in connection with any steps to be taken as part of their obligations under this

Agreement including, without limitation, in connection with the preparation, filing and confirmation of the amended Plan of Reorganization contemplated in
Section 6.5 hereof;

                  (b) use their reasonable efforts to satisfy those conditions set forth in Articles VI and VII which are to be satisfied by them; and

                  (c) promptly give notice to the other party of the existence or occurrence of any fact or condition which would make any representation or warranty contained herein untrue in any material respect or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby.


                                   ARTICLE VI

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

         Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent (any or all of which Buyer may expressly waive in writing):

         6.1 Compliance with Agreement. Seller shall have performed and complied with all of their obligations under this Agreement in all material respects which are to be performed or complied with by them prior to or on the Closing Date.

         6.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and Buyer's counsel, and Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

         6.3 Litigation. No investigation, suit, action, or other proceeding with merit determined on a reasonable basis shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

         6.4 TK Settlement. The TK Settlement shall have been settled as set forth on Schedule 3.19 hereto.

         6.5 Plan of Reorganization. Either a Section 363 Sale or an amended Plan of Reorganization on terms acceptable to Seller shall have been approved by Buyer, which approval shall not be unreasonably or arbitrarily withheld, and shall have been filed with and confirmed by order of the Colorado Court. Any
Section 363 Sale or amended Plan of Reorganization shall:

                  (a) provide for the creditors of USORTHO and TMI and for the TK Settlement in the same manner as they are currently provided for in the Plan of Reorganization filed on October 18, 1996, except that the note to be provided in connection with the TK Settlement shall instead be replaced by a cash payment in an amount equal to such note on confirmation from funds provided by Buyer; and

                  (b) provide for, among other things:

                           (i) the purchase of the US Purchased Assets in consideration for the payment of the Purchase Price as contemplated in
         Section 2.2 hereof, and, subject to Section 2.2 hereof, the assumption of the US Assumed Liabilities by Buyer;

                           (ii) the Purchase Price payable by Buyer shall be allocated first to the cash payment required to purchase that portion of the US Purchased Assets owned by USORTHO, and the balance to be allocated to the cash payment required to purchase that portion of the US Purchased Assets owned by TMI;

                           (iii)  the  rejection  of  all  employment,   agency,
         distributorship and other contracts of TMI and USORTHO as Buyer may require; and

                           (iv)  the   assumption  of  all  provider  and  other
         contracts of TMI and USORTHO as Buyer may require;

         6.6 Representations and Warranties. The representations and warranties made by Seller shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as though said representations and warranties had been made at such times.

         6.7 Deliveries at Closing. Seller shall have delivered to Buyer or shall have caused to be delivered to Buyer, the following documents, each properly executed and dated as of the Closing Date:

                  (a) the Bill of Sale;

                  (b) Seller's Closing Certificates;

                  (c) the Noncompete Agreements;

                  (d) the Lease;

                  (e) assignments, in form and substance reasonably acceptable to Buyer, of the Intangible Assets set forth on Schedule 3.10(a) hereto;

                  (f) a certificate of payment issued by the Minister of Revenue of Ontario under Section 6 of the Retail Sales Tax Act (Ontario) or similar legislation in other relevant provinces (if applicable) to the effect that all requisite taxes under such Act and similar legislation relating to the Purchased Assets (other than relating to the conveyance and transfer of the Purchased Assets to Buyer hereunder) have been paid by Seller;

                  (g) an election duly executed by Seller and Buyer as to the sale of Accounts under Section 22 of the Income Tax Act (Canada);

                  (h) the Opinion of Seller's Counsel; and

                  (i) the Saringer Agreement.

         6.8 Other Deliveries. Seller shall have delivered to Buyer prior to or at Closing:

                  (a) such certificates and documents of officers of Seller and of public officials as shall be reasonably requested by Buyer's counsel to establish the existence and good standing of Seller and the due authorization of this Agreement and the transactions contemplated by this Agreement by Seller;

                  (b) terminations and releases, for any security interests encumbering the Purchased Assets (unless they relate to an Assumed Liability or a Permitted Lien);

                  (c) legal title to and legal possession of the Purchased Assets; and

                  (d) such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as shall be effective to vest in Buyer free and clear title to the Purchased Assets as contemplated by this Agreement.

         6.9 Approvals and Consents.

                  (a) Seller shall have filed all notices and obtained, in writing, and conveyed to Buyer such permissions, approvals, determinations, consents and waivers, if any, as may be required by Law, regulatory authorities, the Contracts, the Permits, secured creditors of Seller or from any third party pursuant to any contract to which the Seller is a party, in order to consummate the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets as contemplated by this Agreement.

                  (b) Seller shall have obtained the necessary approvals of its shareholders to enter into this Agreement and consummate the transactions contemplated by this Agreement.

                  (c) Buyer shall have obtained, at Buyer's expense, all approvals, authorizations, and permits, governmental and otherwise, that are necessary to conduct the Business on and after the Closing Date in substantially the same manner in which it is currently conducted,  including  the  transfer  or  assignment  of the  Permits  listed on
Schedule  1  hereto  which  are  indicated   thereon  as  being   assignable  or
transferable.

         6.10 Payments. Seller shall have paid to Buyer the refunded Deposit and Accrued Employee Benefits payable as contemplated in Section 2.8(a).


                                   ARTICLE VII

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

         Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent (any or all of which Seller may expressly waive):

         7.1 Compliance with Agreement. Buyer shall have performed and complied with all of its obligations under this Agreement in all material respects which are to be performed or complied with by it prior to or on the Closing Date.

         7.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement by Buyer, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller and Seller's counsel.

         7.3 Litigation. No investigation, suit, action, or other proceeding with merit determined on a reasonable basis shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

         7.4 Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as though such representations and warranties had been made at such times.

         7.5 Payment of Purchase Price. Buyer shall have paid to Seller the Purchase Price in accordance with Section 2.2 of this Agreement.

         7.6 Deliveries at Closing. Buyer shall have delivered to Seller the following documents, each properly executed and dated as of the Closing Date:

                  (a) the Bill of Sale;

                  (b) Buyer's Closing Certificate;

                  (c) the Opinion of Buyer's Counsel;

                  (d) the Noncompete Agreements;

                  (e) the Lease; and

                  (f) the Saringer Agreement.

         7.7 Other Documents. Buyer shall have delivered to Seller such certificates and documents of officers of Buyer and of public officials as shall be reasonably requested by Seller's counsel to establish the existence and current status of Buyer and the due authorization of this Agreement and the transactions contemplated by this Agreement by Buyer.

         7.8 Approvals and Consents.

                  (a) Buyer shall have obtained the necessary approvals of its Board of Directors to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

                  (b) Buyer shall have filed all notices and obtained, in writing, and conveyed to Seller such permissions, approvals, determinations, consents and waivers, if any, as may be required by law, regulatory authorities or from any third party pursuant to any contract to which the Buyer is a party, in order to consummate the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                      INDEMNITY; TERMINATION; MISCELLANEOUS

         8.1 Seller's Indemnity.

                  (a) Seller shall indemnify and hold Buyer harmless from and against and shall defend promptly Buyer from and reimburse Buyer for any and all losses, damages, costs, expenses, liabilities, obligations, and claims of any kind (including, without limitation, reasonable attorneys' fees and other costs and expenses) (collectively, "Damages") which Buyer may at any time suffer or incur, or become subject to, as a result of or in connection with:

                           (i) any breach of this Agreement or inaccuracy of any of the representations and warranties made by Seller in or pursuant to this Agreement;

                           (ii) any failure by Seller to carry out, perform, satisfy, and discharge any of its covenants, agreements, undertakings, liabilities, or obligations under this Agreement or under any of the documents delivered by Seller pursuant to this Agreement;

                           (iii) the Retained Liabilities;

                           (iv) except for the Assumed Liabilities, the ownership, occupation, and/or operation of the Business by Seller, the Purchased Assets or any property occupied or used by Seller in connection with the Business, prior to the Closing;

                           (v) noncompliance by Seller, TMI, USORTHO, the Business of Seller, the Purchased Assets, the US Purchased Assets or any property occupied or used by Seller with any Law, required specification, Environmental Law, or the infringement of property rights of others;

                           (vi) any Environmental Claim arising out of conditions existing as of or prior to the Closing at the Premises, former properties owned or occupied by Seller, or present or former off-site disposal locations used by Seller;

                           (vii) any remedial action reasonably taken by Buyer to prevent an Environmental Claim or to achieve compliance with any Environmental Laws with which Seller is not in compliance on or prior to the Closing;

                           (viii) any other Environmental Claim with respect to the conduct of the Business of Seller as of or prior to the Closing;

                           (ix) noncompliance with any bulk sales laws in connection with the sale of the Purchased Assets, if applicable; and

                           (x) any suit, action or other proceeding brought by any governmental authority or person arising out of any of the matters referred to in this Section 8.1(a) of this Agreement.

                  (b) Buyer shall promptly notify Seller of any claim, demand, action, or proceeding for which indemnification will be sought under this
Section 8.1 of this Agreement and, if such claim, demand, action, or proceeding is a third party claim, demand, action, or proceeding, Seller shall have the right at their expense to assume the defense thereof using counsel reasonably acceptable to Buyer. Buyer shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action, or proceeding. In connection with any such third party claim, demand, action, or proceeding, Buyer and Seller shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action, or proceeding shall be settled without the prior written consent of Buyer and Seller. If a firm written offer is made to settle any such third party claim, demand, action, or proceeding and Buyer refuses to consent to such settlement, then: (i) Seller shall be excused from, and Buyer shall be solely responsible for, all further defense of such third party claim, demand, action, or proceeding; and (ii) the maximum liability of Seller relating to such third party claim, demand, action, or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from Buyer on such third party claim, demand, action, or proceeding is greater than the amount of the proposed settlement. With respect to any direct claim, following the receipt of notice from Buyer of such claim Seller shall have thirty (30) days to make such investigation of the claim as is considered necessary or desirable. For the purpose of such investigation, Buyer shall make available to Seller the information relied upon by Buyer to substantiate the claim, together with all such other information as Seller may reasonably request. If the parties agree at or prior to the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, Seller shall immediately pay to Buyer the fully agreed upon amount of the claim. If Buyer and Seller fail to agree on the validity and amount of such claim, the matter shall be settled by arbitration in accordance with Section 8.19. Notwithstanding the foregoing, Seller shall not be required to indemnify or save harmless Buyer in respect of any breach of inaccuracy of any representation or warranty unless Buyer shall have provided notice to Seller in accordance with this Section 8.1(b) at or prior to the expiration of the period set forth in
Section 8.6.

                  (c) With respect to the Premises, Seller agrees to grant to Buyer on the Closing Date a mortgage (the "Buyer's Mortgage") on the Premises, for a principal amount which does not exceed 50% of the fair market value of the Premises at the time the Buyer's Mortgage is granted, to satisfy, subject to
Section 2.3(h), any Damages Buyer may suffer in connection with the indemnity set out in Section 8.1(a), provided however that Buyer agrees:

                           (i)  to postpone and subordinate the Buyer's Mortgage
from time to time as Seller shall request to one or more mortgages, and any replacements thereof, the principal amount of which, in the aggregate, do not exceed 50% of the fair market value of the Premises at the time any such mortgage is granted; and

                           (ii) that Buyer's  Mortgage  shall be  discharged on,
and shall expire and be of no further force or effect subsequent to, a date (the "Discharge Date"), which is the earlier of:

                                    (1) two  (2)  years  after the Closing Date;
and

                                    (2) the  date on  which the Premises is sold
by Seller; provided that Seller provides to Buyer, in form acceptable to Buyer acting reasonably, security in the form of cash proceeds equal in value to the principal amount of the Buyer's Mortgage, such replacement security to be discharged on, and shall expire and be of no further force and effect subsequent to, the date set out in (1) above. On the Closing Date, Buyer shall execute and deliver a discharge of the Buyer's Mortgage, in registerable form, to Seller's counsel, which discharge the Seller's counsel is hereby irrevocably authorized and directed by Buyer to register against title to the Premises on the Discharge Date.

                  (d) If the procedures set forth in Sections 8.1(b) and 8.19 have been fully completed and satisfied, and Seller does not immediately pay to Buyer any amount that, subject to Section 2.3(h), has become payable pursuant to
Section 8.1(a), Buyer shall have the option recouping all or any part of such claim by offsetting such amount against the Lease in such order as payments in respect thereof are due to be made. Such right of offset shall not, however, apply after the expiration of the initial two (2) year term of the Lease.

         8.2 Buyer's Indemnity.

                  (a) Buyer shall indemnify and hold Seller harmless from and against, and shall defend promptly Seller from and reimburse Seller for, any and all Damages which Seller may at any time suffer or incur, or become subject to, as a result of or in connection with:

                           (i) any breach or inaccuracy of any representations and warranties made by Buyer in or pursuant to this Agreement;

                           (ii) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities, or obligations under this Agreement or under any of the documents and materials delivered by Buyer pursuant to this Agreement;

                           (iii)  any  product   liability  matters  or  product
         warranty claims for products manufactured, distributed, sold or shipped by Buyer after the Closing;

                            (iv) the ownership, and/or operation of the Business and the Purchased Assets after the Closing; and

                            (v) the Assumed Liabilities; and

                            (vi) any suit, action, or other proceeding brought by any governmental authority or person arising out of any of the matters referred to in Section 8.2 of this Agreement.

                           (vii) the Buyer's failure to fulfill its obligations under Sections 2.8(a) and 8.14.

                  (b) Seller shall promptly notify Buyer of any claim, demand, action, or proceeding for which indemnification will be sought under this
Section 8.2 of this Agreement and, if such claim, demand, action, or proceeding is a third party claim, demand, action, or proceeding, Buyer will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to Seller. Seller shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action, or proceeding. In connection with any such third party claim, demand, action, or proceeding, Buyer and Seller shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action, or proceeding shall be settled without the prior written consent of Seller and Buyer. If a firm written offer is made to settle any such third party claim, demand, action, or proceeding and Seller refuse to consent to such settlement, then: (i)

Buyer shall be excused from, and Seller shall be solely responsible for, all further defense of such third party claim, demand, action, or proceeding; and
(ii) the maximum liability of Buyer relating to such third party claim, demand, action, or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from Seller on such third party claim, demand, action, or proceeding is greater than the amount of the proposed settlement. Notwithstanding the foregoing, Seller shall not be required to indemnify or save harmless Seller in respect of any breach or inaccuracy of any representation or warranty unless Seller shall have provided notice to Seller in accordance with this Section 8.2(b) at or prior to the expiration of the period set forth in
Section 8.6.

         8.3 Termination. Time is of the essence. Unless otherwise agreed to in writing, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time as follows: (a) by mutual written agreement of Seller and Buyer; (b) by Buyer (provided that it is not otherwise in breach hereof) if any of the conditions set forth in Article VI of this Agreement shall not have been fulfilled on or prior to the Closing Date; (c) by Seller (provided that it is not otherwise in breach hereof) if any of the conditions set forth in Article VII of this Agreement shall not have been fulfilled on or prior to the Closing Date.

         8.4 Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section 8.3 hereof, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, except for violation of Section 5.9 (cooperation), and except that Buyer's obligations contained in Section 5.1(b) (confidentiality) of this Agreement shall survive any such termination. If any of the conditions set forth in Article VI of this Agreement have not been satisfied, Buyer may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement and, if any of the conditions set forth in
Article VII of this Agreement have not been satisfied, Seller may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement.

         8.5 Further Assurances. From time to time after the Closing Date, upon the request of Buyer, and without further cost or expense to Buyer, Seller shall execute and deliver, and cause to be executed and delivered, such further instruments of conveyance, assignment, and transfer and take such further action as Buyer may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession, and record title to any of the Purchased Assets. Seller agree to cooperate with Buyer in all reasonable respects to assure to Buyer the continued title to and possession of the Purchased Assets in the condition and manner contemplated by this Agreement.

         8.6 Survival of Representations and Warranties. All representations and warranties of Buyer and Seller contained in this Agreement or made pursuant to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement for a period of two (2) years following the Closing Date, at which time all such representations and warranties shall expire and terminate.

         8.7 Entire Agreement; Amendment. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions of the parties, whether oral or written, and there are no warranties, representations, or other agreements between the parties or on which any of the parties have relied in connection with the subject matter hereof, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         8.8 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses incurred by it, including the fees of respective counsel, accountants, brokers, investment bankers, and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement.

         8.9 Governing Law. This Agreement shall be construed and interpreted according to the laws of the Province of Ontario.

         8.10 Assignment. This Agreement shall not be assigned by Seller or Buyer without the prior written consent of the other party; provided, however, that Buyer shall have the right to assign all or any portion of its rights under this Agreement or to delegate all or any portion of its obligations under this Agreement, in each case with reference to all or any portion of the Purchased Assets, to a wholly-owned subsidiary of Buyer without Seller's consent. Any such assignment shall not release Buyer from its obligations herein.

         8.11 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party or on the fifth business day after having deposited the notice or communication in the mail, certified or registered mail, postage prepaid, return receipt requested, or upon delivery by courier or facsimile, and addressed as follows, unless and until any of such parties notifies the others in accordance with this section of a change of address:

         If to Seller:              Toronto Medical Corp.
                                    1370 Don Mills Road, Suite 200
                                    Don Mills, Ontario M3B 3N7
                                    Attention: Jean-Pierre Scheidegger
                                    Fax #: 416-441-2503

         with a copy to:            Koskie Minsky
                                    20 Queen Street West, Suite 900
                                    Toronto, Ontario, Canada M5H 3R3

                                    Attention: George Dzuro, Esq.
                                    Fax #: 416-977-3316

         and to:                    Saringer Research Inc.
                                    176 Bullock Drive, Unit 16
                                    Markham, Ontario  L3P 7N1
                                    Attention: John Saringer
                                    Fax #: 905-477-3492

         If to Buyer:               OrthoLogic Corp.
                                    2850 South 36th Street
                                    Phoenix, Arizona 85034
                                    Attention: Allan M. Weinstein, Ph.D.
                                    Fax #: 602-470-7080

         with a copy to:            Quarles & Brady
                                    One East Camelback Road, Suite 400
                                    Phoenix, Arizona 85012
                                    Attention:  P. Robert Moya, Esq.
                                    Fax #: 602-230-5598

         8.12 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

         8.13 Income Tax Position. Neither Buyer nor Seller shall take a position for income tax purposes which is inconsistent with this Agreement.

         8.14 Taxes and Fees. Buyer shall pay all transfer taxes of any kind, all sales, use or other taxes and all escrow, documentary, stamp, recording and filing taxes or fees which arise as a result of the conveyance of the Purchased Assets to Buyer pursuant to this Agreement.

         8.15 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each party hereto, its successors and assigns.

         8.16 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

         8.17 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause, or part under other circumstances, shall not be affected thereby.

         8.18 No Reliance. Except for any assignees permitted by section 8.10 of this Agreement: (a) no third party is entitled to rely on any of the representations, warranties, and agreements of Buyer or Seller contained in this Agreement; and (b) Buyer and Seller assume no liability to any third party because of any such reliance.

         8.19 Legal Proceedings. If a dispute arises between the parties relating to this Agreement or any of the other agreements to be delivered hereunder, the parties agree to use the following procedure prior to either party pursuing other available remedies:

                  (a) A meeting shall be held promptly between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

                  (b) If, within thirty (30) days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they will jointly appoint a mutually acceptable neutral person not affiliated with either of the parties (the "neutral"), seeking assistance in such regard from the Center for Public Resources if they have been unable to agree upon such appointment within 40 days from the initial meeting. The fees of the neutral shall be shared equally by the parties.

                  (c) In consultation with the neutral, the parties will select or devise an alternative dispute resolution procedure ("ADR") by which they will attempt to resolve the dispute, and a time and place for the ADR to be held, with the neutral making the decision as to the procedure, and/or place and time (but unless circumstances require otherwise, not later than sixty (60) days after selection of the neutral) if the parties have been unable to agree on any of such matters within twenty (20) days after initial consultation with the neutral.

                  (d) The parties agree to participate in good faith in the ADR to its conclusion as designated by the neutral. If the parties are not successful in resolving the dispute through the ADR, then the parties may agree to submit the matter to binding arbitration or a private adjudicated resolution through the appropriate court.

                  (e) In the event legal proceedings through the courts are commenced to enforce the parties' respective rights and obligations herein, the prevailing party shall be entitled to reimbursement for its related costs and expenses, including reasonable legal fees, incurred with respect to said legal proceedings.

         8.20 Currency. Unless otherwise indicated, all references in this Agreement to dollars are expressed in United States Dollars.

         IN WITNESS WHEREOF, the parties have caused this Purchase and Sale Agreement to be duly executed as of the day and year first above written.

                                         ORTHOLOGIC CORP.



                                         By:___________________________________
                                               Name:
                                               Title:



                                         TORONTO MEDICAL CORP.



                                         By:___________________________________
                                               Name:
                                               Title:

                                    EXHIBITS

Exhibit             Description
-------             -----------

     1              August 1996 Financial Statements
     2              Bill of Sale
     3              Buyer's Closing Certificate
     4              Lease
     5              Five Year Noncompete Agreement
     6              Two Year Noncompete Agreement
     7              Opinion of Buyer's Counsel
     8              Opinion of Seller's Counsel
     9              Seller's Closing Certificate
    10              Business Plan
    11              Saringer Agreement

                                    SCHEDULES


Schedule No.                       Description
------------                       -----------

      1                            Agent Litigation
      1                            Assumed Liabilities
      1                            Contracts
      1                            Employee Agreements
      1                            Fixed Assets
      1                            Inventory
      1                            Leased Assets
      1                            Permits and Assignability
      1                            Permitted Liens
      1                            Prepaid Expenses
      1                            Retained Contracts
      2.3(e)                       Extraordinary Items
      3.3(c)                       Consents
      3.4(e)                       Off-Site Assets
      3.9(b)                       Discounted Accounts
      3.10(a)                      Intangible Assets
      3.11(c)                      Inspection Report
      3.18(a)                      Employees
      3.18(b)                      Compensation Increases of Key Employees
      3.18(c)                      Employee Benefits Plans
      3.19                         Litigation
      3.20(a)                      Insurance Policies
      3.20(b)                      Insurance Claims
      3.21                         Product Matters
      3.22                         Nondisclosure Agreements
      3.23                         Products
      3.24                         Special Pricing Arrangements
      3.25                         Distributors
      3.26                         Related Party Transactions
      3.27                         Customers and Suppliers